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Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the use in this Registration Statement on Form S-1 of our report dated May 9, 2002, except for the impact of the adoption of SFAS No. 142 for 2001 and 2000 as included in Note 1 and the segment information for 2001 and 2000 as included in Note 18, which are as of October 28, 2002, relating to the combined financial statements of the Advanced Wireless Group, which appear in such Registration Statement. We also consent to the reference to us under the headings "Summary Financial Data," "Selected Financial Data," and "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP
St. Louis, Missouri
June 13, 2003

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CONSENT OF INDEPENDENT ACCOUNTANTS